Exhibit 10.1

IN THE CIRCUIT COURT OF THE 11TH JUDICIAL CIRCUIT, IN AND FOR MIAMI-DADE COUNTY, FLORIDA

GENERAL JURISDICTION DIVISION

CASE NO. 12-28576 CA 10

SOCIUS CG II, LTD., a Bermuda

exempted company,

Plaintiff,

v.

ADVAXIS, INC.,

a Delaware corporation,

Defendant.

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AGREED ORDER GRANTING JOINT EXPEDITED

MOTION FOR ORDER APPROVING SETTLEMENT OF CLAIM

THIS CAUSE came before the Court for hearing on July 24, 2012, on the Joint Expedited Motion for Order Approving Stipulation for Settlement of Claim (the “Motion”) filed by Plaintiff, Socius CG II, Ltd. (“Socius”), and Defendant, Advaxis, Inc. (“Advaxis”). The Court, having reviewed the Motion and other pertinent portions of the record, noting the Stipulation for Settlement of Claim reflecting the agreement of the parties (the “Stipulation”), having heard argument of counsel, and being otherwise duly advised in the premises, it is hereby

ORDERED AND ADJUDGED that the Motion is GRANTED as follows:

1.          The Court approves the Stipulation and finds that terms and conditions of the issuance to Socius of (i) eleven million one hundred eleven thousand (11,111,000) shares of common stock of Advaxis (“Common Stock”) and (ii) a number of shares of Common Stock equal to half of Socius’ claim divided by a price determined as set forth in the Stipulation in exchange for the settlement of Socius’s claim against Advaxis in the amount of $2,888,860, which consists of (a) past due invoices in the aggregate amount of $1,841,853 which Socius purchased from Numoda Corporation, pursuant to a July 13, 2012 Claim Purchase Agreement, (b) late charges and interest thereon in the aggregate amount of $309,751 which Advaxis owes to Socius pursuant to a July 23, 2012 Forbearance Agreement, (c) a risk premium fee equal to twenty-five percent (25%) of the original claim which Advaxis has agreed in the Stipulation that it owes to Socius in consideration for Socius’ agreement to enter into the settlement and accept shares of Advaxis’ common stock rather than cash for the original claim, (d) broker transaction fees in the aggregate amount of $236,792 which Advaxis has agreed in the Stipulation that it owes Socius in order to reimburse Socius for the costs of liquidating the shares of Advaxis’ common stock received pursuant to the settlement and (e) costs associated with the settlement, including without limitation legal fees, in the aggregate amount of $40,000, are fair, reasonable and adequate.

2.          Accordingly, the Common Stock shall constitute exempted securities under Section 3(a)(10) of the Securities Act of 1933.

3.          The parties shall fully comply with all terms and conditions of the Stipulation, which are incorporated herein by this reference.

4.          This action is therefore DISMISSED WITH PREJUDICE. The Court retains jurisdiction for purposes of enforcing the Stipulation.

DONE AND ORDERED in Chambers at Miami, Miami-Dade County, Florida, this 24th day of July, 2012.

/s/ Peter R. Lopez
CIRCUIT COURT JUDGE

Copies furnished to:

Adam Leichtling, Esq.

Mark A. Salky, Esq.